Exhibit 10.1

OMNICELL QUARTERLY EXECUTIVE BONUS PLAN

(FY 2009 — Effective beginning Q2 2009)

OBJECTIVES:

1) Drive earnings predictability and revenue growth

2) Drive execution of operating plan and strategic objectives

3) Motivate and inspire employees to contribute at peak performance

ELIGIBILITY : Certain employees at the Director level and above (including Section 16 executive officers) who are employed full-time by Omnicell during an eligibility period (fiscal quarter) are eligible for the Executive Bonus Plan. If an individual is hired after the fifteenth day of the second month of the relevant quarter, or is no longer employed by Omnicell as of the last day of the relevant quarter, the employee is not eligible to participate in the Executive Bonus Plan for that quarter.

INCENTIVE THRESHOLD: Before any Incentive Targets are paid, the Corporate Target must be achieved; however, achieving the Corporate Target itself does not have any bonus value associated with it.

INCENTIVE TARGET : The Incentive Target is stated as a percentage of quarterly base salary.  100% of the total Incentive Target is based on achievement of the quarterly Individual Targets.   It is anticipated that the Incentive Target levels will range from 25% to 100% of quarterly salary depending on the seniority level of the participant.

PAYMENT SCHEDULE : The Incentive Target is paid on a quarterly basis typically in the first payroll period after the compensation committee of the Board of Directors (the “Committee”) has determined that the Corporate Target for a particular quarter was reached.

BONUS COMPONENTS

Corporate Target: the Corporate Target is driven by the achievement of corporate profitability, revenue growth goals and, at the discretion and determination of the Committee, other threshold targets.  Achievement of the Corporate Target requires 100% achievement of each of the following: Revenue Growth Target, Profit Target, and if applicable, Other Threshold Targets.

• Revenue Growth Target — the revenue growth portion of the Corporate Target is achieved by meeting the revenue threshold target set by the Committee.

• Profit Target — the profitability portion of the Corporate Target is achieved if the Company meets or exceeds the profit amount, in dollars, set by the Committee (the “Profit Target”).  The Profit Target shall be set at the minimum profit required to meet that quarter’s desired Earnings Per Share (“EPS”) amount and shall be set in a manner such that payment of the bonus itself does not influence the determination of achievement of the EPS goal.  To accomplish this, the Profit Target shall be calculated by adding the estimated bonus payment to the product of the EPS goal multiplied by the estimated diluted shares outstanding.  Actual profit achievement will be similarly adjusted such that the payment of the bonus itself does not influence the determination of the achievement of the EPS goal by adding the actual bonus payment to the actual earnings after tax.  Provided the Profit Targets is achieved, there is an upside payment potential of an additional 10% of each individual’s total bonus amount for the Company’s achievement of each incremental profit amount above the Profit Target that is equivalent to an additional full $0.01 of EPS.

• Other Threshold Targets — The Committee, at its discretion, may set other Threshold Targets, applied to each participant or any subset thereof.

Individual Target: the Individual Target is based on achievement of goals tied to the corporate operating plan and strategic objectives.  This target is achieved by meeting the quarterly individual objectives (MBOs) set by the individual’s manager.

DIRECTION AND ADMINISTRATION

• CEO may adjust the percentage weightings within the plan to redirect behavior based on changes in the economy, immediate needs of the company, changes in long-term strategies and individual career growth and development throughout the fiscal year.

• Participation in the Plan is at the discretion of Company management. The Company reserves the right to make changes to the Plan at any time. The Committee may alter the incentive payout based on achievement of publicly announced targets, product milestones, strategic goals, cross functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.